Exhibit 99.1

Mobile Global Esports (NASDAQ:MGAM) Announces Closing of Previously Announced Initial Public Offering and Exercise of Full Over-Allotment Option for $6.9 Million

San Clemente, CA and Goregaon East, Mumbai, India -- August 2, 2022, Mobile Global Esports Inc. (NASDAQ:MGAM) (“the Company”), a mobile esports company with an esports and social platform that includes proprietary compression technology, as well as holding trademark and IP rights for collegiate esports tournaments and players in India, today announced the closing of the previously announced Initial Public Offering of 1,500,000 common shares at a public offering price of $4.00 per share and the exercise of the full over-allotment option of 225,000 additional common shares for gross proceeds of $6,900,000 before deducting offering expenses.

WestPark Capital, Inc. acted as the Sole Book-Runner and Underwriter for the offering.

A registration statement on Form S-1 (File No. 333261877) relating to the common shares was filed with the Securities and Exchange Commission (the “SEC”) and became effective on July 28, 2022. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained on the SEC’s website, www.sec.gov, or from WestPark Capital, Inc., 1800 Century Park East, Suite 220, Los Angeles, CA 90067, by phone at (310) 843-9300, or by email through the contact form at https://wpcapital.com/general-contact-information/.

About Mobile Global Esports, Inc.

Mobile Global Esports (“MOGO” or “Mogo,” or the “Company”) was organized in March of 2021 to carry on and expand an esports business (the “Business”) started by Sports Industry of India (“SII”), in 2016. Through a series of contracts, the rights to the Business were assigned to MOGO by SII and its affiliates beginning in October of 2021. MOGO is now building out and expanding the business created by SII, which is focused on the rapidly growing esports industry, with special emphasis on India and other South Asian markets.

For more information about the Company, please visit https://www.mogoesports.com/ 616 South El Camino Real, San Clemente, CA 92672, (949) 573-0628.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact: Rich Schineller for Mobile Global Esports, Inc. rich@prmgt.com